SFX BROADCASTING, INC. AND SUBSIDIARIES
                                  EXHIBIT 11.1

             STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

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                                                                                  THREE MONTHS ENDED SEPTEMBER 30,
                                                                                  1996                        1995
                                                                                  ----                        ----
Primary and Fully Diluted:
Average shares outstanding .................................                    7,288,023                   7,381,249
Net effect of dilutive stock options - based on the treasury
 stock method using average market price ...................                         --                       303,307
                                                                              -----------                 ----------
         Total .............................................                    7,288,023                   7,684,556
                                                                              ===========                 ===========
Net loss ...................................................                  $    (2,244)                $      (731)
Less: preferred stock dividends and accretion ..............                        2,584                          75
                                                                              -----------                 ----------
Net loss attributable to common shareholders ...............                       (4,828)                       (806)
                                                                              ===========                 ===========
Net loss per common shares .................................                  $     (0.66)                $     (0.10)
                                                                              ===========                 ===========

                                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                                                                  1996                        1995
                                                                                  ----                        ----
Primary and Fully Diluted:
Average shares outstanding .................................                    7,394,238                   6,299,724
Net effect of dilutive stock options - based on the treasury
 stock method using average market price ...................                         --                       231,937
                                                                              -----------                 ----------
Total ......................................................                    7,394,238                   6,531,661
                                                                              ===========                 ===========
Net loss ...................................................                  $   (45,303)                $    (3,802)
Less: preferred stock dividends and accretion ..............                        3,551                         219
                                                                              -----------                 ----------
Net loss attributable to common shareholders ...............                      (48,854)                     (4,021)
                                                                              ===========                 ===========
Net loss per common share ..................................                  $     (6.61)                $     (0.62)
                                                                              ===========                 ===========

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